Cordis Cardiology Issues Statement Regarding GMP Observations

Miami, FL (April 2, 2004) - Cordis Cardiology, a division of Cordis Corporation, a Johnson & Johnson Company, reported today that it received a warning letter from the U.S. Food and Drug Administration (FDA) regarding FDA's observations concerning the Good Manufacturing Practice (GMP) regulations.

These observations followed standard post-approval site inspections completed in 2003, including sites involved in the production of the CYPHER(r) Sirolimus-eluting Coronary Stent. Cordis has been engaged in improving manufacturing processes since launch of this innovative product, and Cordis management is committed to addressing all issues raised by the Agency. "We take the FDA observations very seriously, and we have been working aggressively to address and resolve the issues identified as quickly as possible," said
Rick Anderson, President of the Cardiology Division.

"All products released to the market for use in patients are safe and meet product specifications approved by the FDA," added Anderson. Cordis will continue to supply products to the marketplace without interruption.

The CYPHER Stent has benefited more than 600,000 patients worldwide since its European market introduction in April 2002, including more than 450,000 patients in the US since receiving FDA approval in April 2003.

About Cordis Corporation

For more than 40 years, Cordis Corporation, a Johnson & Johnson company, has pioneered less-invasive treatments for vascular disease. Technological innovation and a deep understanding of the medical marketplace and the needs of patients have made Cordis the world's leading developer and manufacturer of breakthrough products for interventional medicine, minimally invasive computer-based imaging, and electrophysiology. Today, 7,000 Cordis employees worldwide share a strong commitment to continue the company's groundbreaking work in the fight against vascular disease.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2003. Copies of this Form 10-K are available online at www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)